Exhibit 99

FOR IMMEDIATE RELEASE

PRESS RELEASE OF CCSB FINANCIAL CORP.

For more information
contact:	Mario Usera	Liberty, Missouri
	Executive Vice President	July 30, 2004
(816) 781-4500

CCSB FINANCIAL CORP. ANNOUNCES FINANCIAL RESULTS

FOR THIRD QUARTER OF FISCAL YEAR 2004

LIBERTY, MISSOURI – CCSB Financial Corp. (OTC Bulletin Board: CCFC) today announced that it incurred a loss of $21,000 for the three months ended June 30, 2004. The loss for the quarter also results in a loss of $33,000 being reported for the first nine months of the fiscal year ending September 30, 2004. This compares to net earnings of $65,000 and $128,000 for the three and nine months ended June 30, 2003, respectively.

In addition, the Company announced that it has repurchased 18,000 shares of common stock during the three months ended June 30, 2004, at an average price of $14.11 per share. The repurchase of shares during the quarter completed the plan by the Company to repurchase up to 50,000 shares, or approximately 5.1%, of the Company’s outstanding common stock. The plan to repurchase shares, over a 12-month period, was announced on January 28, 2004. The 50,000 shares were repurchased at an average cost of $15.30 per share.

The loss for the three months ended June 30, 2004, was the second consecutive quarter that a loss was reported; however, President Davis stated, “Despite the loss, it is management’s belief that core earnings are improving. The operating loss for the most recent quarter was less than the prior quarter, which included greater non-recurring sources of income (i.e., gain on the sale of mortgage-backed securities available for sale).”

The loss for the three and nine months ended June 30, 2004, was due to the lack of sufficient growth in net interest income to offset the decrease in noninterest income and the increase in noninterest expense during the periods. Net interest income increased $21,000, or 3.2%, and $161,000, or 8.6%, for the three months and nine months ended June 30, 2004, respectively, compared to the same periods in the prior year. However, noninterest income decreased $51,000, or 44.6%, and $130,000, or 42.6%, for the three and nine months ended June 30, 2004, respectively. Further, noninterest expense increased $97,000, or 14.8%, and $271,000, or 13.9%, for the three months and nine months ended June 30, 2004, respectively.

The increase in net interest income can be attributed to an increase in interest-earning assets, loan growth, a shift from investments to higher-yielding loans, and an increase in noninterest-bearing transaction accounts. A decrease in secondary market activity, resulting in a decrease in the gain on the sale of loans, was the primary reason for the decrease in noninterest income. The gain on the sale of loans decreased $67,000 and $164,000 for the three and nine months ended June 30, 2004, respectively, compared to the same periods in the prior year. Noninterest income for the nine-month period includes a $13,000 gain on the sale of a mortgage-backed security.

The increase in noninterest expense was primarily due to higher compensation and benefits expense. The increased compensation and benefits expense was primarily due to the expense of the Employee Stock Ownership Plan (approved as part of the conversion to stock form in January 2003) and the Recognition and Retention Plan (approved by shareholders in January 2004). Other contributing factors were higher health insurance premium costs, higher expenses related to being a public company, and a decrease in deferred loan origination costs.

CCSB Financial Corp. is the holding company for Clay County Savings Bank, a federally-insured and chartered savings bank based in Liberty, Missouri. CCSB Financial Corp.’s results of operations depend primarily on its wholly-owned subsidiary savings bank. Clay County Savings Bank converted from a mutual organization to a stock savings bank on January 8, 2003. In connection with the conversion, CCSB Financial Corp. was formed as the Bank’s holding company.

The net loss (basic and diluted) per share was $0.02 and $0.04 for the three and nine months ended June 30, 2004, respectively, based upon the weighted-average shares outstanding during the period. This compares to basic and diluted earnings per share of $0.07 and $0.12 for the three and nine months ended June 30, 2003, which are based upon earnings and the weighted-average shares outstanding only during the period of January 8, 2003, to June 30, 2003.

At June 30, 2004, CCSB Financial Corp. had total assets of $86.0 million and total stockholders’ equity of $14.2 million, or $14.67 per share.

CCSB Financial Corp. trades on the OTC Electronic Bulletin Board under the symbol “CCFC.” The Bank offers a full range of deposit and loan products from its offices in Liberty (2), Kearney and Smithville, all located in Clay County, Missouri, and in the standard metropolitan statistical area of Kansas City, Missouri.

Statements contained in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.